                                                                Exhibit 99(b)(2)


                                    AGREEMENT

                               FOR A DUAL CURRENCY

                                FACILITY OF UP TO

                                (POUND)40,000,000



                                       FOR



                              FIRST TECHNOLOGY PLC



                                   PROVIDED BY



                                DRESDNER BANK AG

                                  LONDON BRANCH














                                   NORTON ROSE
                                     London

                                    CONTENTS




CLAUSE                                          HEADING                                              PAGE
1        Purpose and definitions.......................................................................1
2        The Facility; Obligations of the Parties......................................................5
3        Conditions....................................................................................6
4        Utilisation of the Facility...................................................................6
5        Interest......................................................................................7
6        Currencies....................................................................................7
7        Repayment, prepayment and cancellation........................................................7
8        Fees and expenses.............................................................................8
9        Payments and Taxes; accounts and calculations.................................................9
10       Representations..............................................................................10
11       Undertakings.................................................................................12
12       Events of Default............................................................................15
13       Indemnities; Default Interest................................................................17
14       Unlawfulness and increased costs; alternative interest rates.................................18
15       Set-off......................................................................................21
16       Assignment...................................................................................21
17       Notices and other matters....................................................................22
18       Governing law................................................................................22

SCHEDULES

1        Form of Drawdown Notice......................................................................24
2        Documents and evidence required as conditions precedent to drawdown..........................25
3        Associated Costs Rate........................................................................26

THIS AGREEMENT is dated 23 February, 1999 and made BETWEEN

(1)  FIRST TECHNOLOGY PLC as Borrower; and

(2)  DRESDNER BANK AG LONDON BRANCH, as Bank.

IT IS AGREED as follows:

1    PURPOSE AND DEFINITIONS

1.1  PURPOSE

     This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrower a dual currency facility of up to (pound)40,000,000 or its equivalent in US Dollars, to provide bridging finance in connection with a proposed rights issue by Filly.

1.2  DEFINITIONS

     In this Agreement, unless the context otherwise requires:

     "ADVANCE" means each borrowing of a portion of the Commitment by the Borrower or (as the context may require) the principal amount of that borrowing at any relevant time;

     "AGREEMENT AND PLAN OF MERGER" means the agreement and plan of merger with respect to Colt, substantially in the form provided to the Bank prior to the date of this Agreement;

     "ASSOCIATED COSTS RATE" means in relation to any period, a percentage rate calculated for such period in accordance with schedule 3;

     "AVAILABLE FACILITY AMOUNT" means, at any time, the amount by which the Commitment exceeds the aggregate Sterling Amount of all of the outstanding Advances at such time:

     "BANKING DAY" means a day (other than Saturday or Sunday) which is:

     (a) a day on which banks and foreign exchange markets are open for business in London; and

     (b) (if a payment of funds in Dollars is to be made on such day) on which banks and foreign exchange markets are open for business in New York City;

     "BANK" means Dresdner Bank AG London Branch, and includes its successors in title and assignees;

     "BORROWED MONEY" means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of those assets or services, (vi) finance leases and hire purchase contracts, (vii) Derivatives Contracts,
     (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

     "COLT" means Control Devices Inc.;

     "COLT GROUP" means Colt and its subsidiaries, and "MEMBER OF THE COLT GROUP" shall be construed accordingly;

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     "COMMITMENT" means (pound)40,000,000 or such lesser amount as the Bank may make available in accordance with clause 2.1, in each case as reduced by any relevant term of this Agreement;

     "COMMITMENT PERIOD" means the period commencing on the date of this Agreement and ending on the earlier of:

     (a)  16th April 1999 (or such later date as the Bank may stipulate);

     (b) the date on which Filly cancels the Commitment in full in accordance with clause 7.3; and

     (c) the date on which the Commitment is reduced to zero pursuant to any relevant term of this Agreement;

     "DERIVATIVES CONTRACT" means a contract, agreement or transaction which is:

     (a) a rate swap, basis swap, commodity swap, forward rate transaction, commodity option, equity (or equity or other index) swap or option, bond option, interest rate option, foreign exchange transaction, cap, collar or floor, currency swap, currency option or any other similar transaction; and/or

     (b)  any combination of such transactions,

     in each case, whether on-exchange or otherwise;

     "DOLLARS", "US$" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made under this Agreement in Dollars mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

     "DRAWDOWN DATE" means in relation to any Advance, the date, being a Banking Day, on which it is or is to be drawn down;

     "DRAWDOWN NOTICE" means a notice substantially in the terms of schedule 1;

     "ENCUMBRANCE" means any mortgage, charge (whether fixed or floating), pledge, lien (other than a lien arising by operation of law in the ordinary course of business), hypothecation, assignment by way of security or security interest of any kind securing any obligation of any person;

     "ENVIRONMENTAL LAW" means, in relation to the United Kingdom, the United States or any part thereof or any other relevant jurisdiction, any applicable law or regulation relating to (a) the pollution, conservation or protection of the environment (both natural and built), (b) the development, occupation, exploitation or other use of land, buildings or other property or assets, (c) the creation, storage, handling and disposal of industrial waste and hazardous substances and (d) health and safety at work or elsewhere and includes, without limitation, the Environmental Protection Act 1990 and all primary and subordinate legislation which that Act replaces or re-enacts;

     "EQUIVALENT AMOUNT" means, in relation to an Advance to be made or received in Dollars, the amount in Dollars which can be purchased with the Sterling Amount of the relevant Advance at the Bank's spot rate of exchange for that purpose on receipt of the relevant Drawdown Notice or (as the case may be) at or about 11 a.m. on the second Banking Day before the beginning of an Interest Period;

     "EVENT OF DEFAULT" means any of the events or circumstances described in clause 12.1;

     "FACILITY" means the dual currency facility made available by the Bank to Filly pursuant to this Agreement;

     "FILLY" means First Technology PLC;

     "FILLY GROUP" means Filly and its Subsidiaries (which shall include the members of the Colt Group, if and when Filly or its Subsidiary has become irrevocably obliged to purchase shares in Colt) and "MEMBER OF THE FILLY GROUP" shall be construed accordingly;

     "FINANCE DOCUMENTS" includes:

     (a)  this Agreement; and

     (b) any notice or document delivered or entered into pursuant to or in accordance with the terms of this Agreement;

     "INDEBTEDNESS" means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

     "INTEREST PAYMENT DATE" means, in relation to any Advance, the last day of its Interest Period;

     "INTEREST PERIOD" means, in relation to an Advance, each period for the calculation of interest ascertained in accordance with clause 5;

     "LIBOR" means, in relation to a particular period, the arithmetic mean (rounded upwards, if necessary, to five decimal places) of the London interbank offered rates for deposits of the currency in question for a period equal to such period at or about 11 a.m. on the Quotation Date for such period as displayed on the relevant page of the Telerate Monitor for the currency concerned (or such other page as may replace such page on such service for the purpose of displaying London interbank offered rates of leading banks for deposits of that currency) or, if on such date the offered rates for the relevant period of fewer than two leading banks are so displayed the rate determined by the Bank to be the rate at which deposits in the relevant currency were being offered to it in the London interbank market at or about 11 a.m. on the Quotation Date;

     "MARGIN" means:

     (a) until the date 14 days from the date of the first Advance (or such later date as the Bank may stipulate), zero per cent. per annum; and

     (b)  thereafter, one per cent. per annum;

     "MONTH" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "MONTHS" and "MONTHLY" shall be construed accordingly;

     "OFFER" means the offer to be made by Filly or one of its Subsidiaries to acquire the entire issued share capital of Colt, substantially on the terms set out in the Agreement and Plan of Merger;

     "ORIGINAL CONSOLIDATED FINANCIAL STATEMENTS" means the audited consolidated financial statements of the Filly Group for its financial year ended 30th April 1998;

     "PERMITTED ENCUMBRANCE" has the meaning given to it in a US$80,000,000 syndicated term loan and revolving credit facility agreement dated on or about the date hereof and to which both Filly and the Bank (amongst others) are party;

     "POTENTIAL EVENT OF DEFAULT" means any Event of Default or any event or circumstance which, with the giving of notice and/or lapse of time and/or the satisfaction of any other condition in each case as referred to in clause 12.1, (or any combination thereof) would constitute an Event of Default;

     "QUALIFYING BANK" means:

     (a) an institution which is a bank for the purposes of Section 840A Income and Corporation Taxes Act 1988 and with respect to which interest receivable under this Agreement is within the charge to United Kingdom corporation tax; or

     (b) an institution whose lending office is outside the United Kingdom and which is resident (for the purposes of the relevant double tax treaty) in a jurisdiction which has a double tax treaty with the United Kingdom under which the payment of interest under this Agreement to that lending office may be made without deduction or withholding on account of United Kingdom taxation;

     "QUOTATION DATE" means, in relation to an Interest Period or other period for which LIBOR is to be determined, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposit in the relevant currency for delivery on the first day of such period;

     "REPAYMENT DATE" means the earlier of (i) 16th April 1999 and (ii) the date upon which Filly has received the Rights Issue proceeds (or, in either case, such later date as the Bank may stipulate);

     "RIGHTS ISSUE" means the proposed issue of new stock units in Filly in accordance with the terms of the Underwriting Agreement;

     "STERLING AMOUNT" means (a) in relation to an Advance to be drawn down in Sterling, the amount in Sterling so drawn down and (b) in relation to an Advance to be drawn down in US Dollars, the amount in Sterling specified in the relevant Drawdown Notice which would be required to purchase the principal amount of that Advance as determined in accordance with clause 6;

     "SUBSIDIARY" of a person means:

     (a) a subsidiary of that person within the meaning of section 736 of the Companies Act 1985 (as amended); and

     (b) a subsidiary undertaking of that person within the meaning of section 258 of the Companies Act 1985 (as amended);

     "TAXES" includes all present and future taxes, levies, imposts or duties of whatever nature together with interest thereon and penalties in respect thereof and "TAXATION" shall be construed accordingly;

     "UNDERWRITING AGREEMENT" means an agreement (substantially in the form provided to the Bank prior to the date of this Agreement) under which Kleinwort Benson Securities Limited will agree to underwrite a rights issue of stock units by Filly.

1.3  HEADINGS

     Clause headings (including sub-headings) and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4  CONSTRUCTION OF CERTAIN TERMS

     In this Agreement, unless the context otherwise requires:

     (a) references to clauses and schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

     (b) references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement that provision or that document as in force for the time being and as amended, novated, restated or supplemented in accordance with its terms or, as the case may be, with the agreement of the relevant parties;

     (c) references to a "REGULATION" include any present or future regulation, rule, directive or requirement of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

     (d)  words importing the plural shall include the singular and vice versa;

     (e) references to a "PERSON" shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

     (f) references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended;

     (g)  references to a time of day are to London time;

     (h) references to a "GUARANTEE" include references to an indemnity by way of guarantee or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "GUARANTEED" shall be construed accordingly.

1.5  ACCOUNTING TERMS

     Except to the extent expressly defined in this Agreement, accounting and financial terms used in this Agreement shall be construed in accordance with generally accepted accounting principles in the United Kingdom (as used and applied in the Original Consolidated Financial Statements).

2    THE FACILITY; OBLIGATIONS OF THE PARTIES

2.1  AMOUNT OF FACILITY

     The Bank, relying upon each of the representations and warranties in clause 10, agrees to make available to Filly in accordance with the terms of this Agreement a dual currency facility of up to the lesser of (i) (pound)40,000,000 and (ii) the amount to be raised by Filly pursuant to the Rights Issue.

2.2  APPLICATION OF FACILITIES

     The Bank shall not be obliged to supervise the application of the proceeds of any Advance. The obligations of Filly under this Agreement shall remain fully valid and enforceable, notwithstanding that the proceeds of any Advance are applied for a purpose not authorised by the terms of this Agreement.

3    CONDITIONS

3.1  DOCUMENTS AND EVIDENCE

     The obligation of the Bank to make any Advance shall be subject to the condition that the Bank, or its duly authorised representative, shall have received, not later than the Banking Day before the date on which the Drawdown Notice in respect of the first Advance is given, the documents and evidence specified in schedule 2 in form and substance satisfactory to the Bank.

3.2  GENERAL CONDITIONS PRECEDENT

     The obligation of the Bank to make any Advance is subject to the further conditions that at the date of each Drawdown Notice and on each Drawdown
     Date:

     (a) the representations and warranties set out in clause 10 are true and correct on and as of each such date as if each were made with respect to the facts and circumstances existing at such date; and

     (b) no Potential Event of Default shall have occurred and be continuing or would result from the making of such Advance.

3.3  WAIVER OF CONDITIONS PRECEDENT

     The conditions specified in this clause 3 are inserted solely for the benefit of the Bank and may be waived by it in whole or in part and with or without conditions in respect of the first or any other Advance without prejudicing the right of the Bank to require fulfilment of such conditions in whole or in part in respect of any other Advance.

4    UTILISATION OF THE FACILITY

4.1  APPLICATION

     The provisions of this clause 4 apply to all Advances.

4.2  DRAWDOWN

     Subject to the terms and conditions of this Agreement, an Advance may be made to Filly on a Banking Day following receipt by the Bank of a Drawdown Notice (i) in the case of the first Drawdown Notice, not later than 10.00 a.m. on the Banking Day which is the proposed Drawdown Date and (ii) in any other case, not later than 3.00 p.m. on the third Banking Day before the proposed Drawdown Date. Each such Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in this Agreement, be irrevocable and shall oblige Filly to make an Advance in accordance with the terms of such notice. No Drawdown Notice may be given in respect of an amount which is the subject of a notice of cancellation received by the Bank under clause 7.3.

4.3  AMOUNT

     (a) Each Advance shall be of a minimum Sterling Amount of(pound)5,000,000 or an integral multiple of (pound)1,000,000.

     (b)  No more than five Advances shall be outstanding at any one time.

     (c) No Advance may be drawn down on any day of an amount exceeding the relevant Available Facility Amount on such day.

4.4  TERMINATION

     Without prejudice to any other provision of this Agreement, the Commitment shall be reduced to zero on the last day of the Commitment Period and no Advance may be made thereafter.

5    INTEREST

5.1  INTEREST ON ADVANCES

     Filly shall pay interest on each Advance on each Interest Payment Date relating thereto at the rate per annum determined by the Bank to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Associated Costs Rate.

5.2  INTEREST PERIODS:

     (a) Each Interest Period shall have a duration of seven days (or such other period as Filly and the Bank may agree).

     (b) The initial Interest Period in respect of each Advance shall commence upon the date on which such Advance is made. Each subsequent Interest Period shall commence upon the expiry of the immediately preceding such period.

     (c) An Interest Period in respect of each Advance shall end on the Repayment Date.

6    CURRENCIES

6.1  SELECTION OF CURRENCIES

     Subject to the provisions of this clause 6, if Filly so requests in the Drawdown Notice, a proposed Advance may be drawn down in Dollars. If no such request is received by the Bank, then such Advance will be drawn down in Sterling.

6.2  CURRENCY AMOUNTS ON DRAWDOWN

     If an Advance is to be drawn down in Dollars, the Banks shall, subject to clause 3, advance to Filly on the Drawdown Date the Equivalent Amount in Dollars.

6.3  RENEWAL OF DOLLAR ADVANCES

     The Bank may, at or about 11 a.m. on the second Banking Day before the beginning of an Interest Period, calculate the Equivalent Amount of each Advance outstanding in Dollars. If the Equivalent Amount so ascertained (i) exceeds the Sterling Amount of the Advance, then Filly shall on request repay to the Bank an amount equal to the excess and (ii) falls short of the Sterling Amount of the Advance, then the Bank shall advance to Filly an amount equal to the shortfall (and such additional amount shall form part of the principal amount of the Advance in question).

7    REPAYMENT, PREPAYMENT AND CANCELLATION

7.1  REPAYMENT

     Filly shall repay all of the Advances in full on the Repayment Date.

7.2  PREPAYMENT

     (a) Filly may prepay any Advance in whole or part (being a Sterling Amount of (pound)1,000,000 or any integral multiple thereof) on any Interest Payment Date relating to the Advance to be so prepaid, subject to Filly having given to the Bank at least 14 days notice of its intention to make such prepayment.

     (b) If Filly gives any such notice of prepayment then the Commitment shall be reduced by an amount equal to the principal amount to be so prepaid.

     (c) Every notice of prepayment shall be effective only on actual receipt by the Bank. Any such notice shall be irrevocable and shall oblige Filly to make such prepayment in accordance with the terms of such notice. Amounts prepaid may not be redrawn.

     (d) Filly may not prepay any Advance or any part thereof except as expressly permitted by this Agreement.

     (e) Any prepayment in respect of any Advance shall be made together with interest accrued and any other sum owing under this Agreement in respect of the principal amount so prepaid.

7.3  CANCELLATION OF COMMITMENT

     Filly may at any time by notice to the Bank (effective only on actual receipt) cancel with effect from a date not less than seven days after the receipt by the Bank of such notice the whole or any part (being (pound)1,000,000 or any integral multiple thereof) of the total of the Commitment which has not then been drawn, utilised or requested in a Drawdown Notice. Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Commitment shall be reduced proportionately.

8    FEES AND EXPENSES

8.1  FRONT END FEE

     Filly shall pay to the Bank on the date of this Agreement, whether or not any part of the Commitment is ever advanced, a front end fee of an amount specified in a letter dated 16th February 1999 from the Bank to Filly.

8.2  EXPENSES

     Filly shall pay to the Bank within 30 days of demand:

     (a) all expenses (including legal, printing and out-of-pocket expenses) reasonably and properly incurred by the Bank in connection with the negotiation, preparation and execution of the Finance Documents and of any amendment, supplement or restatement or extension of or the granting of any waiver or consent given under the Finance Documents; and

     (b) all expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, the Finance Documents or otherwise in respect of the moneys owing under any of the Finance Documents.

8.3  VALUE ADDED TAX

     All fees and expenses payable pursuant to this clause 8 shall be paid together with any value added tax payable by the Bank in respect of such fees and expenses. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement shall be paid in addition to any sum agreed to be paid under this Agreement.

8.4  STAMP AND OTHER DUTIES

     Filly shall pay all stamp, documentary, registration or other like duties or Taxes (including any like duties or Taxes payable by, or assessed on, the Bank) imposed on or in connection with any of the Finance Documents and shall indemnify the Bank against any liability arising by reason of any delay or omission by Filly to pay such duties or Taxes.

9    PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

9.1  NO SET-OFF OR COUNTERCLAIM

     All payments to be made by Filly under this Agreement shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 9.6, free and clear of any deductions or withholdings, in Sterling or Dollars (as the case may be) in immediately available funds for value on the due date to the account of the Bank at such bank as the Bank may from time to time specify for this purpose.

9.2  PAYMENTS BY THE BANK

     All sums to be advanced or made available by the Bank to Filly under this Agreement shall be remitted in Sterling or Dollars (as the case may be) in immediately available funds for value on the relevant Drawdown Date to the account of Filly specified in the relevant Drawdown Notice.

9.3  NON-BANKING DAYS

     When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be postponed to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

9.4  CURRENCY AND CALCULATIONS

     (a) All payments of interest, principal and other amounts owing in respect of an Advance shall be made in the currency in which such amount is denominated.

     (b) All payments of front end and other fees shall be made in the currency in which they are expressed.

     (c) All interest and other payments of an annual nature under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and (i) in the case of a calculation in Sterling, on the basis of a 365 day year and (ii) in the case of a calculation in Dollars, a 360 day year.

9.5  CERTIFICATES CONCLUSIVE

     Any certificate or determination of the Bank as to any rate of interest, rate of exchange or any amount payable under this Agreement shall, in the absence of manifest or proven error, be conclusive and binding on Filly.

9.6  GROSSING-UP FOR TAXES

     Subject to clause 9.7, if at any time Filly is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement, the sum due from Filly in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and Filly shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of Filly to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Filly shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

9.7  QUALIFYING BANK

     The Bank agrees promptly to notify Filly if it ceases to be a Qualifying Bank. If the Bank is not or ceases to be a Qualifying Bank (save in circumstances where the Bank has ceased to be a Qualifying Bank by reason of any change in law, regulation or double taxation treaty or in its application or interpretation, in each case taking effect after the date of this Agreement) then Filly shall not be liable to pay to the Bank under clause 9.6 any sum in excess of the sum it would have been obliged to pay if the Bank had been or remained a Qualifying Bank.

9.8  CLAW-BACK OF TAX BENEFIT

     If following any such deduction or withholding as is referred to in clause
     9.6 from any payment by Filly, the Bank shall receive or be granted a credit against or relief or remission for or repayment of any Taxes paid or payable by it, the Bank shall, subject to Filly having made any increased payment in accordance with clause 9.6 and to the extent that the Bank can do so without prejudicing the retention of the amount of such credit, relief, remission or repayment and without prejudice to the right of the Bank to obtain any other relief or allowance which may be available to it, reimburse Filly with such amount as the Bank shall in its absolute discretion certify to be the proportion of such credit, relief, remission or repayment as will leave the Bank (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by Filly . Such reimbursement shall be made forthwith upon the Bank certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige the Bank to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.

9.9  BANK ACCOUNTS

     The Bank shall maintain, in accordance with its usual practices, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement. Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by Filly under this Agreement.

10   REPRESENTATIONS

10.1 Filly represents that:

     (a) DUE INCORPORATION: each member of the Filly Group is a company duly incorporated under the laws of its jurisdiction of incorporation; Filly has power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken;

     (b) BINDING OBLIGATIONS: this Agreement constitutes and the other Finance Documents, when executed and delivered will constitute, valid and legally binding obligations of Filly enforceable in accordance with their respective terms;

     (c) NO CONFLICT WITH OTHER OBLIGATIONS: the execution and delivery of, the borrowing of the Commitment and the performance of its obligations under, and compliance with the provisions of, the Finance Documents by Filly will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which Filly is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which Filly is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of Filly's incorporation documents or (iv) result in the creation or imposition of or oblige Filly to create any Encumbrance on any of its undertaking, assets, rights or revenues;

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

     (d) CONSENTS OBTAINED: every material consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by Filly to authorise, or required by Filly in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of any of the Finance Documents or the performance by Filly of its obligations under any of the Finance Documents has been obtained or made and is in full force and effect and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

     (e) NO FILINGS REQUIRED: it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Finance Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to any of the Finance Documents;

     (f) NO LITIGATION: no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of Filly, threatened against any member of the Filly Group which could have a material adverse effect on the business, assets or financial condition of Filly, any Material Subsidiary or the Filly Group taken as a whole;

     (g) NO DEFAULTS: no member of the Filly Group is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or any combination thereof be) in breach of or in default under any agreement relating to Borrowed Money to which it is a party or by which it may be bound and no other Potential Event of Default has occurred and is continuing;

     (h) FINANCIAL STATEMENTS CORRECT AND COMPLETE: the audited financial statements of Filly and the audited consolidated financial statements of Filly and its Subsidiaries in respect of the financial year ended on 30th April 1998 as delivered to the Bank have been prepared in accordance with generally accepted accounting principles and practices in the United Kingdom which have been consistently applied and give a true and fair view of the financial position of Filly and the consolidated financial position of Filly and its Subsidiaries respectively as at such date and the results of the operations of Filly and the consolidated results of the operations of Filly and its Subsidiaries respectively for the financial year ended on such date and, as at such date, neither Filly nor any of its Subsidiaries had any significant liabilities (contingent or otherwise) or any losses which are not disclosed by, or reserved against or provided for in, such financial statements;

     (i) NO MATERIAL ADVERSE CHANGE: there has been no material adverse change in the financial position of Filly or the consolidated financial position of Filly and its Subsidiaries from that set forth in the financial statements referred to in clause 10.1(h);

     (j) INFORMATION: all information, exhibits and reports furnished by Filly to the Bank in connection with the negotiation and preparation of this Agreement are true and accurate in all material respects and not misleading and all expressions of opinion contained therein genuinely reflect the opinions of the directors and senior management of Filly and are based on reasonable assumptions; do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; and there are no other facts the omission of which would make any fact or statement therein misleading;

     (k) MILLENNIUM COMPLIANCE: each member of the Filly Group has taken or is taking such steps as are necessary to ensure that its computer systems are not susceptible to malfunction on account of the commencement of the year 2000 (but this representation shall not apply to the Colt Group until Colt has become a Subsidiary of Filly);

     (l) COMPLIANCE WITH CONSENTS AND LICENCES: every consent, authorisation, licence or approval required by any member of the Filly Group in connection with the conduct of its business and the ownership, use, exploitation or occupation of their respective property and assets has been obtained and is in full force and effect and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same;

     (m) ENVIRONMENTAL LAWS: each member of the Filly Group has complied with all Environmental Laws applicable to it or the conduct of its business (including, without limitation, as to the disposal of hazardous substances and the obtaining of any requisite licenses or consents); no claim in respect of any breach of any Environmental law is pending or has been made or threatened against any member of the Filly Group or any occupier of any of their respective properties or any of their respective officers in their capacity as such and no member of the Filly Group has any reason to believe that it has or is likely to have any liability in relation to any such matters.

10.2 REPETITION

     The representations and warranties in clause 10.1 other than clauses 10.1(i) and (j) (and so that the representation and warranty in clause 10.1(h) shall for this purpose refer to the then latest audited financial statements delivered to the Bank under clause 11.1) shall be deemed to be repeated by Filly on and as of each Drawdown Date and each Interest Payment Date as if made with reference to the facts and circumstances existing on each such day.

11   UNDERTAKINGS

11.1 Filly undertakes that, from the date of this Agreement and so long as any moneys are owing under this Agreement or remain available for drawing by
     Filly:

     (a)  NOTICE OF DEFAULT

          it will promptly upon becoming aware of the same inform the Bank of any occurrence which might adversely affect the ability of Filly to perform its obligations under any of the Finance Documents and of any Potential Event of Default and from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Potential Event of Default has occurred and is continuing;

     (b)  CONSENTS AND LICENCES

          it will obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of the obligations of Filly under the Finance Documents;

     (c)  USE OF PROCEEDS

          it will use the proceeds of Advances exclusively for the purposes specified in clause 1.1;

     (d)  PARI PASSU

          it will ensure that the obligations of Filly under the Finance Documents shall at all times rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of Filly with the exception of any obligations which are mandatorily preferred by law and not by contract or which are secured by Permitted Encumbrances;

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

     (e)  DELIVERY OF REPORTS

          it will (at the time of issue thereof) deliver to the Bank copies of every report, circular, notice or like document issued by Filly to its shareholders or creditors generally;

     (f)  PROVISION OF FURTHER INFORMATION

          it will (on a confidential basis) provide the Bank with such financial and other information concerning any member of the Filly Group and its affairs as the Bank may from time to time reasonably require;

     (g)  THE OFFER

          in relation to the conduct of the Offer (and except with the prior consent of the Bank):

          (i) it will not make any material amendment to the terms of the Offer (whether as to minimum acceptance levels or otherwise) as described in the Agreement and Plan of Merger;

          (ii) it will comply with all applicable laws (including the requirements and rulings of the Securities and Exchange Commission); and

          (iii) it will not make any announcement or otherwise publicise the existence or terms of this Agreement or the parties to it (except that following consultation with the Bank, Filly may publish the existence and terms of this Agreement to the extent required by law in connection with the Offer).

     (h)  INSURANCE

          it will procure that each member of the Filly Group will insure and keep insured all its properties and assets with underwriters or insurance companies of repute to such extent and against such risks as prudent companies engaged in similar businesses normally insure;

     (i)  PENSION SCHEMES

          it will ensure that the levels of contribution to the pension schemes for the time being operated by each member of the Filly Group are and continue to cover the liabilities for funding such schemes recommended by its actuaries and as required under applicable law;

     (j)  COMPLIANCE WITH LAWS AND REGULATIONS

          it will procure that each member of the Filly Group will comply with the terms and conditions of all laws, regulations, agreements, licences and concessions material to the carrying on of its business (including, without limitation, all applicable Environmental Laws).

11.2 Filly undertakes with the Bank that, from the date of this Agreement and so long as any moneys are owing under this Agreement or remain available for drawing and except with the prior written consent of the Bank:

     (a)  NEGATIVE PLEDGE

          it will not permit any Encumbrance (other than a Permitted Encumbrance or a lien arising by operation of law in the ordinary course of business) by any member of the Filly Group to subsist, arise or be created or extended over all or any part of the present or future undertakings, assets, rights or revenues of any member of the Filly Group to secure or prefer any present or future Indebtedness of any person;

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

     (b)  TRANSACTIONS SIMILAR TO SECURITY

          (other than a Permitted Encumbrance) it will not, and it will procure that none of its Subsidiaries will, (i) enter into any sale and leaseback transaction in respect of any of its assets or (ii) sell or otherwise dispose of any of its receivables on recourse terms;

     (c)  NO MERGER

          except pursuant to the Offer or pursuant to a solvent group reconstruction previously approved by the Bank (such approval not to be unreasonably withheld) it will not and will procure that none of its Subsidiaries will merge or consolidate with any other company or person;

     (d)  DISPOSALS

          it will not and will procure that none of its Subsidiaries will sell, transfer, lend, lease or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 11.2(d) material in the opinion of the Bank in relation to the undertakings, assets, rights and revenues of the Filly Group taken as a whole) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of day-to-day trading) whether by one or a series of transactions related or not;

     (e)  ACQUISITIONS

          (except pursuant to the Offer) it will not, and will procure that none of its Subsidiaries will, acquire any assets (including, without limitation, any companies) other than in the ordinary course of its trading activities or capital expenditure on its existing businesses;

     (f)  LOANS AND GUARANTEES

          it will not, and will procure that none of its Subsidiaries will, make any loans, grant any credit (save for normal trade credit in the ordinary course of day-to-day trading) or give any guarantee (save for guarantees given pursuant to the terms of the US$80,000,000 facility of even date herewith) to or for the benefit of any person.

     (g)  CHANGE OF BUSINESS

          (except as a direct consequence of the Offer) it will not change the nature or scope of the business carried on by the Filly Group as at the date of this Agreement.

11.3 EXCEPTION TO NEGATIVE UNDERTAKINGS

     A transaction which would otherwise contravene the provisions of clause 11.2(b) (Transactions similar to security), 11.2(d) (Disposals) or 11.2(e) (Acquisitions) shall not be taken to infringe those provisions if the following conditions are satisfied:

     (a) (where the amount or value of the consideration for the transaction exceeds $1,000,000), details of the transaction have been provided to the Bank before legally binding commitments have been made;

     (b) the amount or value of the consideration for the transaction (when aggregated with the amount or value of other exempt transactions concluded during the same financial year) does not exceed $5,000,000; and

     (c) the amount or value of the consideration for the transaction (when aggregated with the amount or value of other exempt transactions concluded since the date of this Agreement) does not exceed $15,000,000.

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

12   EVENTS OF DEFAULT

12.1 Each of the events and circumstances set out below is an Event of Default (whether or not caused by any reason outside the control of any member of the Filly Group):

     (a) NON-PAYMENT: Filly fails to pay any sum due from it under any Finance Document in the currency, at the time and in the manner stipulated in this Agreement; or

     (b) BREACH OF CERTAIN OBLIGATIONS: Filly commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 12.2 or 12.3; or

     (c) BREACH OF OTHER OBLIGATIONS: Filly commits any other breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under any Finance Document and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within 14 days of the Bank notifying Filly of such default and of such required action; or

     (d) MISREPRESENTATION: any representation or warranty made or deemed to be made or repeated in or pursuant to any Finance Document or in any notice, certificate or statement referred to in or delivered under any Finance Document is or proves to have been incorrect or misleading in any material respect; or

     (e) CROSS-DEFAULT: any Borrowed Money of any one or more members of the Filly Group in an aggregate amount exceeding $5,000,000 is not paid when due or becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due or any creditor of any one or more members of the Filly Group becomes entitled to declare any Borrowed Money in an aggregate amount exceeding $5,000,000 of any one or more members of the Filly Group so due and payable or to require cash collateralisation or security for any such Borrowed Money or any facility or commitment available to any one or more members of the Filly Group relating to Borrowed Money in an aggregate amount exceeding $5,000,000 is withdrawn, suspended or cancelled by reason of any default (however described) of the company concerned; or

     (f) DERIVATIVES CONTRACT DEFAULT: any member of the Filly Group fails to make payment in relation to a Derivatives Contract of any sum on its due date or the counterparty to a Derivatives Contract becomes entitled to terminate that Derivatives Contract early by reason of default on the part of any member of the Filly Group; or

     (g) LEGAL PROCESS: any judgment or order made against Filly or any Material Subsidiary is not stayed, appealed in good faith or complied with within 14 days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any material part of the undertaking, assets, rights or revenues of Filly and is not discharged within 14 days; or

     (h) INSOLVENCY: Filly is deemed unable to pay its debts within the meaning of section 123(1)(a), (b), (e) or (2) of the Insolvency Act 1986 or otherwise becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

     (i) WINDING UP: any petition (other than a petition which Filly demonstrates to be frivolous or vexatious) is presented or other step is taken for the purpose of winding up Filly or an order is made or resolution passed for the winding up of Filly or a notice is issued convening a meeting for the purpose of passing any such resolution; or

     (j) ADMINISTRATION: any petition (other than a petition which Filly demonstrates to be frivolous or vexatious) is presented or other step is taken for the purpose of the appointment of an administrator of Filly; or

     (k) APPOINTMENT OF RECEIVERS AND MANAGERS: any administrative or other receiver is appointed of Filly or any part of its assets and/or undertakings or any other steps are taken to enforce any Encumbrance over all or any part of the assets of Filly; or

     (l) COMPOSITIONS: any steps are taken, or negotiations commenced, by Filly or by any of its creditors with a view to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

     (m) ANALOGOUS PROCEEDINGS: there occurs, in relation to Filly, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses (g) to (l) (inclusive) or otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

     (n) CESSATION OF BUSINESS: Filly suspends or ceases or threatens to suspend or cease to carry on its business; or

     (o) SEIZURE: all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, any member of the Filly Group are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

     (p) ILLEGALITY: it becomes unlawful for Filly to comply with any of its obligations under any of the Finance Documents; or

     (q) RIGHTS ISSUE: the Rights Issue is not completed in accordance with the terms of the Underwriting Agreement or the Underwriting Agreement is terminated or cancelled or otherwise ceases to be in full force and effect; or

     (r) CHANGE OF CONTROL OF FILLY: any single person, or group of persons acting in concert as defined in the City Code on Take-overs and Mergers dated 8th July, 1993, acquires more than one-half in nominal value of the equity share capital (as defined in section 744 of the Companies Act 1985) of Filly; OR control (as defined in section 435 of the Insolvency Act 1986) of Filly is acquired by any person and/or his associates (as defined in that section) not having control of Filly at the date of this Agreement; or

     (s) MATERIAL ADVERSE CHANGE: there occurs, in the opinion of the Bank, a material adverse change in the financial condition of Filly which may affect the ability of Filly to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document; or

     (t) MATERIAL EVENTS: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect the ability of any Obligor to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document.

12.2 ACCELERATION

     The Bank may, without prejudice to any of its other rights, at any time after the happening of an Event of Default so long as the same is continuing by notice to Filly declare that:

     (a) the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

     (b) the Advances and all interest accrued and all other sums payable under the Finance Documents have become immediately due and payable or have become due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become so due and payable.

     On or at any time after the making of any such declaration, the Bank shall be entitled, to the exclusion of Filly (and without prejudice to clause 5), to select the duration of Interest Periods.

12.3 DEMAND BASIS

     If, pursuant to clause 12.2, the Bank declares the Advances to be due and payable on demand then the Bank may at any time by written notice to Filly
     (a) call for repayment of the Advances on such date as may be specified in such notice whereupon the Advances shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

13   INDEMNITIES; DEFAULT INTEREST

13.1 INDEMNITY AND THE OFFER

     Filly shall indemnify the Bank, (and each of its employees, officers and agents) against any loss, liability, cost, damage, claim or expense which they may incur or which may be asserted against them as a consequence (whether directly or indirectly) of the Bank agreeing to finance the acquisition of Colt shares by the Filly Group.

13.2 MISCELLANEOUS INDEMNITIES

     Filly shall on demand indemnify the Bank, without prejudice to any of its rights under this Agreement, against any loss (including loss of Margin) or expense which the Bank shall evidence and certify as sustained or incurred by it as a consequence of:

     (a) any default in payment by Filly of any sum under this Agreement when due;

     (b)  the occurrence of any other Event of Default;

     (c) any prepayment of all or part of an Advance otherwise than on an Interest Payment Date relating thereto);

     (d) any Advance not being made for any reason (excluding any default by the Bank) after a Drawdown Notice has been given,

     including, in any such case, but not limited to, any loss or expense sustained or incurred by the Bank in maintaining or funding its obligations under this Agreement or any part thereof or in liquidating or re-employing deposits from third parties acquired or contracted for to fund its obligations under this Agreement or any part thereof or any other amount owing to the Bank. The Bank shall take reasonable steps to mitigate any losses which may be the subject of a claim under this clause 13.2.

13.3 CURRENCY OF ACCOUNT; CURRENCY INDEMNITY

     No payment by Filly under this Agreement which is made in a currency other than the currency (the "CONTRACTUAL CURRENCY") in which such payment is required to be made pursuant to this Agreement shall discharge the obligation in respect of which it is made except to the extent of the net proceeds in the Contractual Currency nor shall the Bank be liable to Filly for any loss or alleged loss arising from fluctuations in exchange rates between the date on which such payment is so received by the Bank and the date on which the Bank effects such sale. If any sum due from Filly under this Agreement or any order or judgement given or made in relation to this Agreement is required to be converted from the Contractual Currency or other currency in which the same is payable under such order or judgement (the "FIRST CURRENCY") into another currency (the "SECOND CURRENCY") for the purpose of (a) making or filing a claim or proof against Filly, (b) obtaining an order or judgement in any court or other tribunal or (c) enforcing any order or judgement given or made in relation to this Agreement, Filly shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. Any amount due from Filly under the indemnity contained in this clause 13.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement and the term "RATE OF EXCHANGE" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

13.4 DEFAULT INTEREST

     If Filly fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 13.4) on its due date for payment under this Agreement Filly shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at a rate determined by the Bank pursuant to this clause 13.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) one per cent. per annum, (b) the Margin, (c) LIBOR and (d) the Associated Costs Rate, and unless such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Bank under clause 12.2 or a repayment or prepayment occurring on a date other than an Interest Payment Date relating thereto, in which case the first such period selected by the Bank shall end on such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate one per cent. above the rate applicable thereto immediately before it fell due. Default interest under this clause 13.4 shall be due and payable on the last day of each period determined by the Bank pursuant to this clause 13.4 or, if earlier, on the date on which the sum in respect of which such default interest is accruing shall actually be paid. If, for the reasons specified in clause 14.5, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 13.4, then interest shall be calculated at the rate determined by the Bank to be one per cent. per annum above the aggregate of the Margin and the cost of funds (including the Associated Costs Rate) to the Bank.

14   UNLAWFULNESS AND INCREASED COSTS; ALTERNATIVE INTEREST RATES

14.1 UNLAWFULNESS

     If at any time after the date of this Agreement, it becomes contrary to any law or regulation for the Bank to make or fund Advances or to maintain its Commitment, then the Bank shall promptly, notify Filly whereupon:

     (a)  the Commitment shall be reduced to zero; and

     (b) Filly shall be obliged (on the date specified by the Bank, which shall not be earlier than the latest date by which the relevant law or regulation requires the same to be repaid) to prepay the Advances in full, together with any other amounts then owing by Filly under this Agreement.

14.2 INCREASED COSTS

     If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law but, if not having the force of law, being a request or requirement with which banks in the relevant jurisdiction are generally accustomed to comply), including, without limitation, those relating to Taxation, capital adequacy, liquidity, reserve assets and special deposits and in each case occurring after the date of this Agreement is to:

     (a) subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under this Agreement (other than Taxes or Taxation on the overall net income, profits or gains of the Bank); and/or

     (b) increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping available all or part of the Commitment or maintaining or funding all or part of the Advances; and/or

     (c) reduce the amount payable or the effective return to the Bank under this Agreement; and/or

     (d) reduce the Bank's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank's obligations under this Agreement; and/or

     (e) require the Bank or its holding company to make a payment or forgo a return on or calculated by reference to or on any amount received or receivable by the Bank under this Agreement; and/or

     (f) require the Bank or its holding company to incur or sustain a loss by reason of being obliged to deduct all or part of the Commitment or the Advances from its capital for regulatory purposes,

     then and in each such case:

          (i) the Bank shall notify Filly in writing of such event promptly upon its becoming aware of the same; and

          (ii) Filly shall on demand, made at any time whether or not the Advances have been repaid or discharged, pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or its holding company for such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss.

     For the purposes of this clause 14, "HOLDING COMPANY" means, in relation to the Bank, the company or entity (if any) within the consolidated supervision of which the Bank is included.

14.3 EXCEPTION

     Nothing in clause 14.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss (a) to the extent that the same is taken into account in calculating the Associated Costs Rate or (b) to the extent that the same is the subject of an additional payment under clause 9.6 or such payment would not otherwise be required pursuant to clause 9.7.

14.4 FURTHER EXCEPTION

     Nothing in clause 14.2 shall entitle the Bank to compensation for any such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss which arises as a consequence of (or of any law or regulation implementing) (a) the proposals for international convergence of capital measurement and capital standards published by the Basle Committee on Banking Regulations and Supervisory Practices in July 1988, as amended and/or (b) any applicable directive of the European Union (in each case) unless it results from any change in, or in the interpretation or application of, such proposals or any such applicable directive (or any law or regulation implementing the same) occurring after the date hereof. For the purposes of this clause 14.4 the term "APPLICABLE DIRECTIVE" means (exclusively) each of the Own Funds Directive (89/299/EEC of 17th April 1989) and the Solvency Ratio Directive (89/647/EEC of 18th December 1989) as amended.

14.5 MARKET DISRUPTION; NON-AVAILABILITY

     (a) If and whenever, at any time prior to the making of any Advance or prior to the beginning of any Interest Period:

          (i) the Bank shall have determined that adequate and fair means do not exist for ascertaining LIBOR during the relevant Interest Period; or

          (ii) the Bank shall have determined that deposits in the relevant currency are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the relevant Advance;

          the Bank shall forthwith give a notice (a "DETERMINATION NOTICE") to Filly. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to Filly by the Bank.

     (b) The Bank shall, as soon as is reasonably practicable after it has given a Determination Notice, enter into negotiations with Filly with a view to agreeing an alternative basis for determining the rates of interest from time to time applicable under this Agreement.

     (c) If no alternative basis is agreed pursuant to (b) above, the Bank shall certify an alternative basis (the "SUBSTITUTE BASIS") for maintaining its funding under this Agreement. The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds including the Associated Cost Rate, if any, to the Bank equivalent to the Margin. Each Substitute Basis so certified shall be binding upon Filly and shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as none of the circumstances specified in sub-clause (a) above continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply. During the first 30 days of a period when a Substitute Basis is in force the Bank and Filly shall consult with a view to reverting to the normal interest rate fixing provisions of this Agreement as soon as practicable.

14.6 MITIGATION

     If circumstances arise which would or would upon the giving of notice result in:

     (a)  the reduction of the Commitment to zero pursuant to clause 14.1; or

     (b) an increase in the amount of any payment to be made to it or for its account pursuant to clause 9.6; or

     (c)  a claim for indemnification pursuant to clause 14.2;

     then, without in any way limiting, reducing or otherwise qualifying the rights of the Bank or the obligations of Filly under any of the clauses referred to in (a), (b) or (c) above:

          (i) the Bank shall promptly upon becoming aware of the same notify Filly and to the extent that it can do so without prejudice to its own position, take reasonable steps to mitigate the effects of such circumstances including the transfer of its facility office or the transfer of its rights and obligations hereunder to another financial institution acceptable to Filly and willing to participate in the Facility Provided that the Bank shall be under no obligation to take any such action if, in the opinion of the Bank, to do so would or might have any adverse effect upon its business, operations or financial condition; and

          (ii) the Bank shall, upon request of Filly enter into negotiations in good faith with Filly in order to consider what action, if any, can be taken with a view to rearranging the Facility on a basis which will mitigate the effects of such circumstances.

15   SET-OFF

15.1 SET-OFF

     Filly authorises the Bank to apply any credit balance to which Filly is then entitled on any account of Filly with the Bank at any of its branches in or towards satisfaction of any sum then due and payable from Filly to the Bank under this Agreement. For this purpose the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this clause 15.1. The Bank shall notify Filly forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

16   ASSIGNMENT

16.1 BENEFIT AND BURDEN

     This Agreement shall be binding upon, and enure for the benefit of, the Bank, Filly and their respective successors.

16.2 NO ASSIGNMENT BY FILLY

     Filly may not assign or transfer any of its rights or obligations under this Agreement.

16.3 ASSIGNMENT BY BANK

     The Bank may assign or transfer all or any part of its rights, benefits and obligations under this Agreement to a Qualifying Bank. Any such novation may only be made with the prior written consent of Filly but (i) such consent shall not be unreasonably withheld or delayed and (ii) such consent shall be deemed to have been given if Filly does not respond to any request to that effect within five business days.

16.4 CONSTRUCTION OF CERTAIN REFERENCES

     If the Bank assigns or transfers all or any part of its rights, benefits and obligations as provided in clause 16.3 all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its assignees/transferees to the extent of their respective interests.

16.5 DISCLOSURE OF INFORMATION

     The Bank may (against receipt of a confidentiality undertaking from the person concerned) disclose to a prospective transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about Filly and the Filly Group as it may think appropriate.

17   NOTICES AND OTHER MATTERS

17.1 NOTICES

     Every notice, request, demand or other communication under this Agreement shall:

     (a)  be in writing delivered personally or by first-class post or telefax;

     (b) be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter when delivered personally or three days after it has been put into the post and in the case of a telefax, when a complete and legible copy is received by the addressee; and

     (c)  be sent:

          (i)  to Filly at:
               2 Cheapside Court
               Buckhurst Road
               Ascot SL5 7RF

               Fax:         01344 622773
               Attention:   Finance Director

          (ii) to the Bank at:
               PO Box 18075
               Riverbank House
               2 Swan Lane
               London EC4R 3UX

               Fax:         0171 623 3598
               Attention:   Alan Clayton, Loans Administration Department

          or to such other address or facsimile number as is notified by the relevant party to the other party to this Agreement.

17.2 NO IMPLIED WAIVERS, REMEDIES CUMULATIVE

     No failure or delay on the part of the Bank to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

17.3 CHANGES IN CONSTITUTION OR REORGANISATIONS OF THE BANK

     This Agreement shall remain binding on Filly notwithstanding any change in the constitution of the Bank or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of the Bank, any assignee or transferee or other successor in title of the Bank in the same manner as if such assignee, transferee or other successor in title had been an original party to the Agreement.

18   GOVERNING LAW

     This Agreement is governed by and shall be construed in accordance with English law.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

                                   SCHEDULE 1

                             FORM OF DRAWDOWN NOTICE



     To:  Dresdner Bank AG
          PO Box 1875
          Riverbank House
          2 Swan Lane
          London EC4R 3UX
                                                             ............, 19..


                    (pound)40,000,000 Agreement dated o 1999
                                (THE "AGREEMENT")

          [We refer to the Agreement and hereby give you notice that we wish to draw down an Advance of (pound) o on o 19o The proceeds of the Advance requested in this Notice should be made available in [Dollars/Sterling]. The funds should be credited to [bank/account details].]

          We confirm that:

     (i) no event or circumstance has occurred and is continuing which constitutes an Event of Default or a Potential Event of Default;

     (ii) the representations and warranties contained in clause 11 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

          Words and expressions defined in the Agreement shall have the same meanings where used in this notice.

                              For and on behalf of
                              FIRST TECHNOLOGY PLC


                       .................................

                                   SCHEDULE 2

       DOCUMENTS AND EVIDENCE REQUIRED AS CONDITIONS PRECEDENT TO DRAWDOWN



(a) Copies, certified as true, complete and up-to-date copies by an appropriate officer of the incorporation documents of Filly.

(b) A copy, certified as a true copy by an appropriate officer, of resolutions of the Board of Directors of Filly evidencing approval of the Finance Documents and authorising its appropriate officers to execute and deliver and to give all notices (including Drawdown Notices) and take all other action required thereunder.

(c) Specimen signatures of the persons authorised in the resolutions referred to in paragraph (b) above.

(d) A copy, certified as a true copy, of the resolution of the shareholders of Filly approving the Offer and the Rights Issue.

(e) A copy of the Merger Plan and Agreement, together with evidence that (i) the Offer was made in accordance with the terms of the Merger Plan and Agreement and (ii) Filly has become obliged to purchase Colt shares pursuant to the Offer.

(f) Copies of (i) instructions from Filly to the underwriter under the Underwriting Agreement, irrevocably instructing that the proceeds of the rights issue therein described should be remitted to the Bank in payment of all moneys owing under this Agreement and (ii) a confirmation from the underwriter that it will comply with such instructions.

(g) A copy, certified as a true copy by an appropriate officer, of all consents and authorisations required by Filly (i) in connection with the execution, delivery and performance of this Agreement and (ii) the making of the Offer and the acquisition of Colt shares.

(h) Evidence that the Board of Colt has recommended acceptance of the Offer to its shareholders.

(i) A copy of the Underwriting Agreement, together with evidence that arrangements acceptable to the Bank with respect to the funding of the Offer (including equity, and term loan finance arrangements) have been made and have become unconditional.

(j)  Due diligence and accountants reports on the Colt Group.

(k)  Business plan and Cashflow models relating to the enlarged Filly Group.

(l) An opinion of US advisers with respect to the Offer (in a form approved by the Bank acting reasonably).

(m) An opinion of Norton Rose (in a form approved by the Bank acting reasonably).

                                   SCHEDULE 3

                              ASSOCIATED COSTS RATE

1 The Associated Costs Rate shall be calculated by the Bank in respect of each period for which it falls to be calculated relating to an Advance in accordance with the following formulae:

In   relation to each Advance in Sterling:

                              CL + S(L - Z) + 0.01F
                              --   --------   --- =  PER CENT. PER ANNUM
                                   100 - (C + S)

     In relation to each Advance in Dollars:

                                0.01F
                             Y  ----- = PER CENT. PER ANNUM
                                 100

     Where:

     C    =    The amount required to be held as a non-interest bearing cash ratio deposit with the Bank of England expressed as a percentage of an eligible institution's eligible liabilities (above any stated minimum).

     F    =    The amount of Sterling per (pound)1,000,000 of the fee base of an authorised institution payable to the Financial Services
               Authority per annum (disregarding any minimum fee payable under the Fees Regulations).

     L    =    The rate of interest per annum at which Sterling deposits of an amount comparable to the relevant Advance are offered by the Bank to leading banks in the London Interbank Market at or about 11.00 a.m. on the date of calculation for a period comparable to the period for which the Associated Costs Rate is to be calculated.

     S    =    The amount required to be placed as special deposits with the
               Bank of England, expressed as a percentage of an eligible institution's eligible liabilities (above any stated minimum).

     Y    =    The fraction of foreign currency liabilities taken into account under the Fees Regulations in calculating the fee base
               (disregarding any offset for claims on non-resident offices).

     Z    =    The lower of L and the rate of interest per annum paid by the
               Bank of England on special deposits at or about 11.00 a.m. on the date of calculation.

2    For the purposes of calculating the Reserve Asset Cost:

     (b) C, L, S and Z are included in the formula as numbers and not as percentages, e.g. if C = 0.15 per cent. and L = 7 per cent. CL is calculated as 0.15 x 7;

     (c) the formula is applied on the first day of each period for which it falls to be calculated (and the result shall apply for the duration of such period);

     (d)  each amount is rounded up to the nearest four decimal places; and

     (e) if the formula produces a negative percentage, the percentage shall be taken as zero.

3 If alternative or additional financial requirements are imposed by the Bank of England, the Financial Services Authority or any other United Kingdom governmental authority or agency which in the Bank's opinion make the formulae (or either of them) no longer appropriate, the Bank shall be entitled by notice to Filly to stipulate such other formulae as shall be suitable to apply in substitution for the formulae. Any such other formulae so stipulated shall take effect in accordance with the terms of such notice.

4    In this schedule 2:

     "AUTHORISED" and "INSTITUTION" have the meanings given to those terms in the Banking Act 1987;

     "BANK OF ENGLAND ACT" means the Bank of England Act 1998;

     "ELIGIBLE INSTITUTION" has the meaning given to that term in schedule 2 to the Bank of England Act;

     "ELIGIBLE LIABILITIES" has the meaning given to that term in the Cash Ratio Deposits (Eligible Liabilities) Order 1998 or the applicable substitute order made under the Bank of England Act as is in force on the date of application of the formula;

     "FEE BASE" has the meaning given to that term in the Fees Regulations;

     "FEES REGULATIONS" means the Banking Supervision (Fees) Regulations 1998 or the applicable substitute regulations made under the Bank of England Act as are in force on the date of application of the formula; and

     "SPECIAL DEPOSITS" has the meaning given to that term by the Bank of England on the date of application of the formula.

BORROWER


SIGNED for and on behalf of               )
FIRST TECHNOLOGY PLC                      )   /s/ Frederick J. Westlake




BANK

SIGNED for and on behalf of               )
DRESDNER BANK AG LONDON BRANCH            )   /s/ Richard Simmons